EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000
Richard G. Cinquina
Equity Market Partners
904/261-2210

Appliance Recycling Centers of America Reports

Return to Profitability in Second Quarter Fueled by Sales Growth

ApplianceSmart Same-Store Sales Increase 16%

Minneapolis, MN—August 1, 2005— Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported improved operating results for the second quarter of 2005 ended July 2:

•                  Revenues increased 47% to $19,142,000, from $12,995,000 in the year-earlier period.

•                  Operating income totaled $620,000, up from $80,000 in the year-earlier period.

•                  Net earnings were $404,000 or $0.09 per diluted share, compared to a net loss of $42,000 or $0.02 per diluted share in the second quarter of 2004.

For the first six months of 2005, revenues increased 47% to $36,051,000, from $24,592,000 in the same period a year ago.  Operating income was $388,000, compared to the operating loss of $458,000 in the year-earlier period.  ARCA’s first half net loss narrowed to $29,000 or $0.01 per diluted share, from the net loss of $774,000 or $0.32 per diluted share in the first six months of 2004.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are extremely encouraged that the positive momentum our operations started generating during the first three months of 2005 continued in the second quarter.  Our return to a level of profitability was paced by the growing sales and improved efficiency of our ApplianceSmart operation.  Growing numbers of consumers are buying from ApplianceSmart due to our strong value proposition, which combines low prices with wide brand name choice.  In addition, our appliance manufacturing partners are attaching considerable importance to ApplianceSmart’s role as a strategic distribution channel for their special-buy appliances.  ARCA’s second quarter performance also benefited from a solid contribution by our multi-state appliance recycling operations.  The outlook for the continuation of high energy prices is resulting in renewed interest in the type of demand-side residential energy conservation programs that ARCA has pioneered over the past 17 years.  In all, the fundamentals and momentum of our operations are positive, making us optimistic about ARCA’s prospects in this year’s third quarter.”

Same-store sales of the nine ApplianceSmart factory outlets that were open during the second quarters of 2005 and 2004 rose 16% while total retail sales from all 12 ApplianceSmart outlets nationally increased 54% to $16,285,000 for the second quarter of 2005 compared to the prior year period.  The three factory outlets that were opened late in 2004 in St. Paul, Minnesota, San Antonio, Texas, and Atlanta, Georgia, also made solid contributions to ApplianceSmart’s second quarter sales growth.  A 37,000-square-foot ApplianceSmart factory outlet in San Antonio, the second store in this market, is scheduled to open in September.

Recycling revenues increased 20% to $2,462,000 in this year’s second quarter compared to the prior year period, reflecting the positive impact of the resumption of full advertising support by ARCA’s utility partners in California and Connecticut.  In addition, revenue contributions to ARCA’s recycling operation also were generated by new programs in Austin, Texas, as well as in the state of Wisconsin.

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of July 2005, ApplianceSmart was operating 12 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in San Antonio, Texas and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

2nd Quarter 2005 Results

(000’s omitted except for share amounts)

	Three months ended		Six months ended
	July 2	July 3	July 2	July 3
	2005	2004	2005	2004
Revenues
Retail	$16,285	$10,589	$31,196	$20,323
Recycling	2,462	2,060	4,216	3,655
Byproduct	395	346	639	614
Total revenues	19,142	12,995	36,051	24,592

Cost of Revenues	12,988	9,160	24,794	17,620

Gross profit	6,154	3,835	11,257	6,972

Selling, General & Administrative Expenses	5,534	3,755	10,869	7,430
Operating income (loss)	620	80	388	(458)

Other Income (Expense)
Other income (expense)	1	(3)	(1)	(11)
Interest expense	(217)	(185)	(413)	(371)

Income (loss) before provision for income taxes	404	(108)	(26)	(840)

Provision for (Benefit of) Income Taxes	—	(66)	3	(66)

Net income (loss)	$404	$(42)	$(29)	$(774)

Basic Earnings (Loss) per Common Share	$0.09	$(0.02)	$(0.01)	$(0.32)

Diluted Earnings (Loss) per Common Share	$0.09	$(0.02)	$(0.01)	$(0.32)

Basic Weighted Average No. of Common Shares Outstanding	4,266	2,506	4,205	2,421

Diluted Weighted Average No. of Common Shares Outstanding	4,341	2,506	4,205	2,421

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

2nd Quarter 2005 Results

(000’s)

	July 2,	January 1,
	2005	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,676	$4,362
Receivables - net of allowance of $102,000	$3,331	$2,034
Inventories, net of reserves of $382,000 and $385,000 respectively	$13,390	$10,154
Deferred income taxes	$468	$468
Other current assets	$678	$338
Total Current Assets	$20,543	$17,356
Property and Equipment, at cost
Land	$2,050	$2,050
Building and Improvements	$4,450	$4,338
Equipment	$6,172	$5,928
	$12,672	$12,316
Less accumulated depreciation	$6,386	$5,982
Net property and equipment	$6,286	$6,334
Other assets	$356	$300
Restricted cash	$350	$350
Total Assets	$27,535	$24,340

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$7,159	$5,415
Current maturities of long term obligations	$213	$615
Accounts payable	$5,276	$3,889
Accrued expenses	$3,054	$2,779
Income taxes payable	$58	$58
Total Current Liabilities	$15,760	$12,756
Long-Term Obligations, less current maturities	$4,987	$5,053
Deferred Income Tax Liabilities	$468	$468
Total Liabilities	$21,215	$18,277

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,311,000 and 4,136,000 shares respectively	$14,835	$14,549
Accumulated Deficit	$(8,515)	$(8,486)
Total Shareholders’ Equity	$6,320	$6,063
Total Liabilities and Shareholders’ Equity	$27,535	$24,340